PRICE WATERHOUSE LLP





                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Information Statement/Prospectus constituting part of this Registration Statement on Form S-1 of our report dated October 31, 1997, except for Note 11, as to which the date is December 5, 1997, relating to the financial statements of Agritope, Inc., which appears in such Information Statement/Prospectus. We also consent to the use in the Information Statement/Prospectus constituting part of this Registration Statement on Form S-1 of our report dated December 22, 1997 relating to the financial statements of Vinifera, Inc., which appears in such Information Statement/Prospectus. We also consent to the references to us under the heading "Experts" in such Information Statement/Prospectus.



/s/ PRICE WATERHOUSE LLP


Portland, Oregon
December 24, 1997